UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 1, 2012

MetaStat, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52735	20-8753132
(Commission File Number)	(IRS Employer Identification No.)

4 Autumnwood Court, The Woodlands, Texas 77380
(Address of principal executive offices and zip code)

(281) 363-0003
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 1, 2012, MetaStat, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional and accredited investors identified therein (collectively, the “Investors”) for the issuance and sale in a private placement consisting of, in the aggregate, (a) 880,000 shares of common stock, par value $0.0001 per share (the “Shares”), at a price per share of $1.00  and (b) four-year warrants to purchase up to 220,000 shares of common stock at an exercise price of $1.40 per share (the “Warrant Shares”), for aggregate gross proceeds of $880,000 (the “Private Placement”).

In connection with the Private Placement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, in which we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale the Shares and the Warrant Shares within 120 calendar days of the closing date, and to have the Registration Statement declared effective within 180 calendar days of the closing date or within 270 calendar days of the closing date in the event of a full review of the Registration Statement by the SEC.

The foregoing description of the Private Placement and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the (i) form of Securities Purchase Agreement filed as Exhibit 10.1 hereto; (ii) form of Warrant issued in the Private Placement filed as Exhibit 4.1 hereto, and (iii) form of Registration Rights Agreement filed as Exhibit 10.2 hereto.

Item 3.02.  Unregistered Sales of Equity Securities.

As described more fully in Item 1.01 above, the Company received the subscriptions from the Investors in the Private Placement on May 1, 2012.  The issuance of securities in the Private Placement was exempt from registration pursuant to Section 4(2) of, and Regulation D promulgated under, the Securities Act of 1933, as amended.  We did not engage the services of any placement agent in any of the above referenced transactions.

Item 9.01.  Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

4.1	Form of Warrant dated May 1, 2012.

10.1	Form of Securities Purchase Agreement dated May 1, 2012.

10.2	Form of Registration Rights Agreement dated May 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METASTAT, INC.

By:   /s/ Warren C. Lau
        Name Warren C. Lau
        Title: Chief Executive Officer

Dated: May 7, 2012